Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
NEUSTAR, INC.

(a Delaware corporation)

Neustar, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does herby certify:
FIRST: The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation (the “Charter”), declaring said amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation (the “Stockholders”).
SECOND:  Article VI, Section B of the Charter is hereby amended in its entirety by the Amendment as follows:
“Subject to the other provisions of this paragraph, the directors, other than directors that may be elected separately by one or more series of preferred stock, shall be and are divided into three classes, with directors elected for terms expiring at the third annual meeting of stockholders following their election. Subject to the rights of the holders of any series of preferred stock then outstanding, beginning with the annual meeting of stockholders held in 2017, directors shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders; provided however, that any director elected or appointed prior to the annual meeting of stockholders held in 2017 shall serve for the term to which such director has been elected or appointed. The term for each director elected at the 2013 annual meeting of stockholders shall expire at the 2016 annual meeting of stockholders; the term for each director elected at the 2014 annual meeting of stockholders shall expire at the 2017 annual meeting of stockholders; the term for each director elected at the 2015 annual meeting of stockholders shall expire at the 2018 annual meeting of stockholders; and the term of each director elected at the 2016 annual meeting of stockholders shall expire at the 2019 annual meeting of stockholders. The division of directors into classes shall terminate at the 2019 annual meeting of stockholders. Directors shall hold office until their respective successors are elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of preferred stock then outstanding, (i) any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum; (ii) any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the annual meeting of stockholders at which the term of the class to which such director has been elected expires or, following the termination of the division of directors into three classes, for a term expiring at the next succeeding annual meeting of stockholders following such director’s appointment as a director; and (iii) any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights of the holders of any series of preferred stock then outstanding, directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause and all other directors may be removed either for or without cause. Elections of directors need not be by written ballot.”
THIRD: The Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 28th day of October, 2015.

NEUSTAR, INC.

By:	/s/ Leonard J. Kennedy
Name: Leonard J. Kennedy
Title: Senior Vice President and General Counsel